Exhibit 99.1

NEWS RELEASE for September 13, 2022

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Reports Results for its Quarter and Fiscal Year Ended June 30, 2022

HILLSIDE, NEW JERSEY (September 13, 2022) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter and fiscal year ended June 30, 2022.

Revenue for the quarter ended June 30, 2022 was $13.3 million compared to $17.1 million for the quarter ended June 30, 2021, a decrease of $3.8 million or 22.2%.  The Company had operating income of $0.4 million and $1.3 million in the quarters ended June 30, 2022 and 2021, respectively.

Revenues for the fiscal year ended June 30, 2022 were $56.2 million compared to $63.6 million for the fiscal year ended June 30, 2021, a decrease of $7.4 million or 11.6%.  The Company had operating income for the fiscal year ended June 30, 2022 of $2.7 million compared to operating income of $5.8 million for the fiscal year ended June 30, 2021.

For the quarter ended June 30, 2022, the Company had net income of $1.5 million or $0.05 per share of common stock, compared with net income of $4.5 million or $0.15 per share of common stock for the quarter ended June 30, 2021.  The Company’s diluted net income per share of common stock for the quarters ended June 30, 2022 and 2021 were $0.05 and $0.14 per share of common stock, respectively.

For the fiscal year ended June 30, 2022, the Company had net income of $3.8 million or $0.13 per share of common stock, compared with net income of $8.0 million or $0.27 per share of common stock for the fiscal year ended June 30, 2021.  The Company’s diluted net income per share of common stock for the fiscal years ended June 30, 2022 and 2021 were $0.12 and $0.25 per share of common stock, respectively.

“While our revenue decreased by approximately 11.6% in the fiscal year ended June 30, 2022 from the prior fiscal year ended June 30, 2021 our revenue from our two largest customers in our Contract Manufacturing Segment remained consistent; representing approximately 90% and 92% of total revenue in the fiscal years ended June 30, 2022 and 2021, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay. “Revenue in the fiscal year ended June 30, 2022 was lower compared to the fiscal year ended June 30, 2021 due to increased safety stock and consumer demands required by our customers during the height of the COVID-19 pandemic.  We also believe the fear of slowdowns in production due to the pandemic were contributing factors in our fiscal year revenues ended  June 30, 2021”, the Co-CEO’s further stated.

A summary of our financial results for the three months and fiscal years ended June 30, 2022 and 2021 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2022	2021	2022	2021

Total revenue	$13,267	$17,058	$56,246	$63,559
Cost of sales	11,871	14,786	49,694	54,079
Gross profit	1,396	2,272	6,552	9,408
Selling and administrative expenses	958	960	3,807	3,696
Operating income	438	1,312	2,745	5,784
Other income (expense), net (1)	(31)	1,632	(148)	1,463

Income before income taxes	407	2,944	2,597	7,247
Income tax benefit, net	1,087	1,536	1,241	766
Net income	$1,494	$4,507	$3,838	$8,013

Net earnings per common share:
Basic	$0.05	$0.15	$0.13	$0.27
Diluted	$0.05	$0.14	$0.12	$0.25
Weighted average common shares outstanding:
Basic	29,886,614	29,782,814	29,699,065	29,699,065
Diluted	32,182,633	32,487,018	32,113,681	32,113,681

(1)  Includes PPP Note forgiveness of $1,659 in the three months and fiscal year ended June 30, 2021 and unrealized loss on investments, a non-cash item, of $7, $2, $55 and $53, respectively.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at https://ir.ibiopharma.com/.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include developments in the nutraceutical market and related products and services, risks associated with the outbreak and continuing spread of COVID-19, general economic uncertainties resulting from the war in Ukraine, the Company’s ability to maintain the qualitative and quantitative qualifications for continued inclusion on the OTCQX Best Market and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.